Via BusinessWire Global

Moody’s Corporation Elects Lisa P. Sawicki to Board of Directors

NEW YORK—(BUSINESS WIRE)--Moody’s Corporation (NYSE:MCO) has elected Lisa P. Sawicki to the Company’s Board of Directors, effective March 16, 2026.

Ms. Sawicki brings over 35 years of experience in providing audit and business advisory services to companies in the financial services industry. Most recently, Ms. Sawicki served as Chair of the Global Board at PricewaterhouseCoopers LLP (“PwC”), a private professional services firm, where she led the firm’s governance body in overseeing the development and execution of its global strategy and quality standards. Ms. Sawicki has also served as the global engagement partner for many of PwC’s largest international Banking and Capital Markets clients and held several leadership roles within PwC, including Lead Client Partner, Financial Services, and Financial Services Assurance Leader, New York. Ms. Sawicki joined PwC in 1989. She earned a BS in Accounting from New York University and holds a CPA license in New York and North Carolina.

“We are excited to have Lisa joining our Board,” said Vincent Forlenza, Chairman of Moody’s Corporation. “Her extensive experience across financial services, audit and regulation – combined with her international leadership – will help Moody’s navigate a rapidly evolving global environment and capture the opportunities ahead.”

Ms. Sawicki will join the Board’s Audit and Governance & Nominating committees. With the election of Ms. Sawicki, Moody’s Board will consist of ten directors.

ABOUT MOODY’S CORPORATION
In a world shaped by increasingly interconnected risks, Moody’s (NYSE:MCO) data, insights, and innovative technologies help customers develop a holistic view of their world and unlock opportunities. With a rich history of experience in global markets and a diverse workforce of approximately 16,000 across more than 40 countries, Moody’s gives customers the comprehensive perspective needed to act with confidence and thrive.

For Moody’s Investor Relations
Shivani Kak
Moody’s Corporation
+1.212.553.0298
shivani.kak@moodys.com

For Moody’s Communications
Chris Cashman
Moody’s Corporation
+1 212-553-0729
chris.cashman@moodys.com

Source: Moody’s Corporation Investor Relations

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